FIFTH AMENDMENT TO LEASE

DATE:	March 2, 2020
PARTIES:	GRE – BRYANT LAKE, LLC, A MINNESOTA LIMITED LIABILITY COMPANY “Landlord” NVE CORPORATION, A MINNESOTA CORPORATION “Tenant”
RECITALS:
A. Landlord, as successor in interest, and Tenant, as successor in interest, are parties to that certain lease dated October 1, 1998, First Amendment to Lease dated September 18, 2002, Second Amendment to Lease dated December 1, 2003, Third Amendment to Lease dated December 17, 2007 and Fourth Amendment to Lease dated August 2, 2011 (collectively, the “Lease”) relating to approximately 21,362 square feet of space (the “Premises”) located in Bryant Lake Business Center, 11409 Valley View Road, Eden Prairie, Minnesota.

B. The parties have reached an agreement with extending the Term of the Lease which they wish to reduce to writing.
AGREEMENT:

          In consideration of the following terms and conditions, the parties agree as follows:

          1.        Recitals.      The foregoing recitals are true and are incorporated herein.

          2.        Effective Date. The “Effective Date” of this Fifth Amendment to Lease shall be January 1, 2021.

          3.        Extension of Lease Term. The Term of the Lease is hereby extended, pursuant to all of the terms and conditions of the Lease as amended, for an additional period of five (5) years and three (3) months, commencing on January 1, 2021 and ending March 31, 2026 (the “Third Extended Term”).

          4.        Annual Base Rent. As of January 1, 2021, Tenant’s Annual Base Rent for the Premises shall be as follows:

Months	Annual Base Rent	Monthly Installment
01/01/21-12/31/21	$170,896.00	$14,241.33
01/01/22-12/31/22	$174,313.92	$14,526.16
01/01/23-12/31/23	$177,731.84	$14,810.99

5TH Amend – NVE

01/01/24-12/31/24	$181,363.38	$15,113.62
01/01/25-03/31/26	$184,994.92	$15,416.24

          5.       Free Rent. Notwithstanding any provision of this Lease to the contrary, but subject to the condition that Tenant is not in monetary default in the performance of any of its obligations under this Lease beyond the applicable cure period, Landlord hereby releases Tenant from the obligation to pay its Monthly Installment of Annual Base Rent for the period from January 1, 2021 through March 31, 2021 (“Free Rent Period”). During the said Free Rent Period, Tenant shall remain obligated to pay Landlord for all Additional Rent and other charges payable pursuant to the Lease, including, but not limited to, Real Estate Taxes and Operating Expenses.

          6.        Option to Extend. At the expiration of the Third Extended Term of this Lease, if this Lease shall then be in full force and effect and no default beyond the applicable cure period then exists, Tenant shall have the option to extend this Lease for an extended term of five (5) Lease Years (the “Fourth Extended Term”), upon the same terms and conditions stated in this Lease, except that the Annual Base Rent during the Fourth Extended Term shall be at the Market Rent as determined below, provided further, however, that (a) the Annual Base Rent payable during the Fourth Extended Term shall not be less than that payable during the final year of the Third Extended Term of this Lease; (b) Landlord shall have no obligation to do any work in the Premises or give any work allowance; (c) there shall be no rent abatement period; and (d) there shall be no further option to extend beyond the expiration of the Fourth Extended Term. In order to exercise the said option to extend, Tenant shall give Landlord written notice thereof not later than June 30, 2025. Tenant shall have no right to exercise its option to extend the Term, and any attempted exercise shall be void and of no effect, if: (i) the named Tenant has assigned this Lease or has at any time subleased, in the aggregate, more than 50% of the Premises; or (ii) Tenant shall be in default hereunder and such default shall not have been cured at the time of the attempted exercise or, if such default occurs after Tenant’s attempted exercise of the option, at the time of the proposed commencement of the Fourth Extended Term.

              Market Rent Determination.

(a)          Definition. “Market Rent” means the market net rental rate for the premises in question with respect to the time period in question, taking into account all pertinent factors including, but not limited to, the then existing condition of the premises in question, the size of the premises in question, the term in question, the improvements existing in the premises in question, the location and quality of the Building and Building amenities, and assuming the Landlord to be a prudent person willing to lease, but being under no compulsion to do so, and assuming the Tenant to be a prudent person willing to lease, but being under no compulsion to do so.

(b)          Landlord’s Notice of Market Rent. Whenever Annual Base Rent under this Lease is based on Market Rent, Landlord shall provide Tenant written notice (“Landlord’s Notice”) of the Market Rent within thirty (30) days after Tenant notifies Landlord of Tenant’s exercise of either Tenant’s right to renew this Lease or Tenant’s exercise of any of its rights of first refusal to which Market Rent is applicable.

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(c)          Tenant’s Notice of Disagreement on Market Rent. If Tenant does not agree with Landlord’s determination of Market Rent, Tenant shall give notice to Landlord of Tenant’s disagreement with the Market Rent (“Tenant’s Notice of Disagreement”) set by Landlord, together with Tenant’s determination of Market Rent, within twenty (20) days after receipt of Landlord’s Notice. In the event Tenant fails to provide Tenant’s Notice of Disagreement, the Market Rent as specified in Landlord’s Notice shall be deemed to be the Market Rent. Landlord and Tenant shall negotiate such Market Rent in good faith. If within thirty (30) days after Landlord’s Notice as described in this Section Landlord and Tenant are not able to mutually agree on Market Rent, Tenant may either revoke its exercise of its applicable renewal rights or rights of first refusal, or elect to determine Market Rent pursuant to the mechanism described in subparagraph (d) below. If Tenant does not revoke the exercise of its applicable option, pending determination of Market Rent, Tenant shall nevertheless pay, subject to subsequent adjustment, Annual Rent at the rate set out in the notice given by Landlord pursuant to this Section.

(d)          Market Rent Determination Mechanism. If Tenant does not revoke the exercise of its option, then each party shall choose either (i) a real estate professional with not less than ten (10) years’ recognized experience in determination of commercial rental rates in the Minneapolis metropolitan area, or (ii) a member in good standing of the American Institute of Real Estate Appraisers (or successor organization or, if no such organization exists, a person of similar professional qualifications), with the designation M.A.I., and shall give notice of the name and address of such person to the other within thirty (30) days of Tenant’s Notice of Disagreement. Those two (2) persons shall within fifteen (15) days after designation select a third person meeting the qualifications set forth in the preceding sentence. The three (3) persons (hereinafter the “Experts”) shall make a determination of Market Rent as expeditiously as possible thereafter but in no event shall the determination be made more than ninety (90) days after Tenant’s Notice of Disagreement. The determination for the Experts shall be made as follows:

(i)          Each Expert will independently determine the Market Rent and simultaneously disclose to each other his or her separate determination.

(ii)          If the high Market Rent is less than ten percent (10%) higher than the middle Market Rent and the low Market Rent is less than ten percent (10%) lower than the middle Market Rent, the average Market Rent of the three Experts shall be the Market Rent.

(iii)          If either the high Market Rent or the low Market Rent deviates from the middle Market Rent by more than ten percent (10%) then the average of the two Market Rents closest by dollar amount shall be the Market Rent.

(iv)          The Experts shall promptly notify Landlord and Tenant of the determination of the Market Rent.

Upon the Experts’ determination of Market Rent, such determination shall be final and binding on the parties. Any rent previously paid by Tenant at other than Market Rent on the applicable space shall be retroactively adjusted. Each party will pay any and all fees and expenses incurred in connection with such party’s Expert and the fees and expenses for the third Expert will split equally between Landlord and Tenant.

5TH Amend – NVE

          7.          Landlord Improvement Allowance. Landlord shall pay Tenant a maximum of One Hundred Thousand and 00/100 ($100,000.00) Dollars for Tenant’s improvements to the Premises. Said amount shall be payable from Landlord to Tenant, at any time after full execution of this amendment, provided the following conditions have been fully satisfied:

A.          Landlord has approved all improvements. Landlord’s consent shall not be unreasonably withheld.

B.          All necessary permits and approvals have been obtained from appropriate government authorities.

C.          Tenant is not in default under the terms of the Lease.

D.          Tenant shall have fully completed all of Tenant’s improvements and fully paid all bills for labor, materials and services prior to December 31, 2021 and shall provide Landlord with copies of all paid bills together with appropriate lien waivers and any other documentation requested by Landlord.

          8.          Controllable Operating Expenses. As of the Effective Date of this Fifth Amendment to Lease, Paragraph 4 of the Fourth Amendment to Lease is hereby deleted and replaced with the following:

Notwithstanding anything to the contrary contained herein, “Controllable Operating Expenses” (as hereinafter defined) shall not increase by more than three (3%) percent per year, compounded annually, over the amount of the Controllable Operating Expenses for the previous calendar year. Such cap is cumulative, and the unused portion of a year’s cap may be carried forward to absorb any further Operating Expenses that would otherwise be in excess of the cap.

“Controllable Operating Expenses” shall be deemed to mean all Operating Expenses except for utilities, insurance, snow and ice removal, management fees, repair and maintenance costs and any other expense reasonably determined to be beyond Landlord’s control.

          9.          Annual HVAC Cap. In no event shall Tenant be liable for more than $1,000 for repairs or maintenance of each HVAC roof top unit serving the Premises in any one Lease Year; provided however, such amount shall not include sums expended for required preventative maintenance and the HVAC maintenance contract. Additionally, once an HVAC unit is replaced, the $1,000 for said unit shall no longer apply for the remainder of the year and Tenant shall be responsible for maintaining the unit even it exceeds the $1,000 cap within that year (the “Annual HVAC Cap”). If an HVAC unit requires replacement, the HVAC unit is at least 15 years old and Tenant has expended at least $1,000 in repairs on said HVAC unit in the immediately preceding 12 months, then Landlord will replace said HVAC unit and Tenant shall only be responsible for paying the amortized costs of the HVAC unit (amortized over a maximum of fifteen (15) years at an interest rate of 5% per annum) which occurs during the Term or any extended term.

5TH Amend – NVE

          10.          Brokerage. Tenant represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Lease, except for Colliers International (“Broker”), and Tenant shall pay and hold Landlord harmless from any cost, expense or liability (including costs of suit and attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of the Broker and a claim based upon any written agreement between such person and Landlord. Landlord represents that it has not entered into a written agreement with any broker other than the Broker, with respect to the leasing of the Premises and which is in effect this date. Landlord shall compensate the Broker pursuant to a separate agreement.

          11.          Counterparts/Electronic Signatures. This Fifth Amendment to Lease may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party had signed on the same signature page. This Fifth Amendment to Lease may be transmitted by fax or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.

          12.          Interpretation of Fifth Amendment to Lease. In the event of any conflict between the Lease and this Fifth Amendment to Lease, the terms of this Fifth Amendment to Lease shall control. Except as expressly amended, supplemented or modified by this Fifth Amendment to Lease, the Lease shall continue in full force and effect. All capitalized terms contained in this Fifth Amendment to Lease, unless specifically defined herein, shall have the meaning ascribed to them in the Lease.

          13.          Binding Effect. This Fifth Amendment to Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

[Signature page follows]

5TH Amend – NVE

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to Lease to be executed as of the day and year first above written.

LANDLORD:
GRE – BRYANT LAKE, LLC, A MINNESOTA LIMITED LIABILITY COMPANY
By:	Carlson Real Estate Services, LLC, its Asset Manager
By:	/s/ MARK G. HERREID Name: Mark G. Herreid Title: Chief Manager and CFO
TENANT:
NVE CORPORATION, A MINNESOTA CORPORATION
By:	/s/ DANIEL A. BAKER Name: Daniel A. Baker Title: President and CEO

5TH Amend – NVE